UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2009

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously announced, during the fourth quarter of our 2008 fiscal year, our board of directors approved a plan to divest our EMEA Professional Services Business ("APS Germany"). Since that time the business has been classified as a discontinued operation in our financial statements. On July 16, 2009, ADC GmbH, our wholly-owned subsidiary and the sole shareholder of APS Germany, entered into a share purchase and transfer agreement with telent Investments Limited, a U.K. based associate of telent Limited. Under this agreement telent Investments Limited agreed to purchase all of the outstanding shares of APS Germany. A closing is expected to occur during August 2009, assuming customary consents and approvals are obtained from third parties, including, but not limited to, a required anti-trust approval from the German government. While the terms of the transaction have not been disclosed, at this time, we expect to record a non-cash net loss on the sale in the amount of approximately $5.0 million, or approximately $0.05 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

July 16, 2009	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer